Exhibit 23.1

The Board of Directors
Wipro Limited
Doddakanelli
Sarjapur Road
Bangalore
Karnataka 560035
India

17 May, 2004

Dear Sirs

Consent of Independent Auditors

We consent to incorporation by reference in the registration statement (No. 333-111164) on Form S-8 of Wipro Limited and subsidiaries of our report dated April 16, 2004, relating to the consolidated balance sheets of Wipro Limited and subsidiaries as of March 31, 2004, and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the annual report on Form 20-F of Wipro Limited and subsidiaries for the year ended March 31, 2004.

Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets on April 1, 2002.

Yours faithfully

KPMG LLP